Exhibit 4.1

AMENDMENT NO. 1 TO CONVERTIBLE NOTE

This AMENDMENT NO. 1 TO CONVERTIBLE NOTE (this “Amendment”), dated as of July 9, 2019, is entered into by and among Cryoport, Inc., a Nevada corporation (the “Company”), and Petrichor Opportunities Fund I LP (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Convertible Note (as defined below).

WITNESSETH:

WHEREAS, the Company has heretofore issued to the Holder that certain Convertible Note, dated as of December 14, 2018 (as the same has heretofore been, and may hereafter be, amended, modified, supplemented, extended, renewed, restated or replaced, the “Convertible Note”);

WHEREAS, the Company and the Holder desire to amend certain provisions of the Convertible Note as set forth herein;

WHEREAS, pursuant to Section 15 of the Convertible Note, in order to effect the amendments to the Convertible Note contemplated by this Amendment, this Amendment must be approved by the Required Holders; and

WHEREAS, the undersigned Holder constitutes the Required Holders.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments. Subject to the terms and conditions hereof, effective as of the Amendment No. 1 Effective Date (as defined below), the Convertible Note is hereby amended as follows:

(a) Section 2 of the Convertible Note is hereby amended and restated to read in its entirety as follows:

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2. Interest. Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate and shall be computed on the basis of a 360-day year and the actual number of days elapsed per month and shall be payable in arrears for each Calendar Quarter on the first (1st) Business Day of each Calendar Quarter after the Issuance Date through June 30, 2019 (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. Interest on this Note for the Calendar Quarter ended on June 30, 2019 shall be payable to the record holder of this Note on or prior to July 12, 2019 by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. After June 30, 2019, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in connection with any conversion of this Note under Section 3, on each Redemption Date and/or in connection with any required payment upon any Bankruptcy Event of Default; provided that solely with respect to such accrued but unpaid Interest, the Conversion Price shall mean an amount equal to the average VWAP of the Common Stock for the fifteen (15) consecutive Trading Days prior to the Conversion Date. Interest shall accrue on a simple basis and shall not compound.

(b) Section 3.5(a) of the Convertible Note is hereby amended and restated to read in its entirety as follows:

(a) General. On December 14, 2019 (the “Mandatory Conversion Date”), so long as no Equity Conditions Failure exists as of the Mandatory Conversion Date, all of the Conversion Amount of this Note shall automatically convert into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3.3 hereof at the Conversion Rate as of the Mandatory Conversion Date (a “Mandatory Conversion”). The Company shall deliver within two (2) Trading Days following the Mandatory Conversion Date a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Conversion Notice”). The Mandatory Conversion Notice shall state (i) the Mandatory Conversion Date, (ii) the aggregate Conversion Amount of the Notes subject to mandatory conversion from the Holder and all of the holders of the Notes pursuant to this Section 3.5 (and analogous provisions under the Other Notes) (the “Mandatory Conversion Amount”), (iii) the number of shares of Common Stock issued to the Holder on the Mandatory Conversion Date, and (iv) that there has been no Equity Conditions Failure as of the Mandatory Conversion Date. Notwithstanding anything herein to the contrary, at any time prior to the date all of the shares of Common Stock to be delivered to the Holder (or its designee) in such Mandatory Conversion have been delivered in full in compliance with Section 3.3 above, the Mandatory Conversion Amount may be converted, in whole or in part, by the Holders into shares of Common Stock pursuant to Section 3. Notwithstanding anything to the contrary in this Note, a Mandatory Conversion is not subject to the limitations contained in Section 3.4 (Limitations on Conversions).

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(c) Section 3.5(b) of the Convertible Note is hereby amended and restated to read in its entirety as follows:

(b) [Reserved]

(d) Section 13.1 of the Convertible Note is hereby amended and restated to read in its entirety as follows:

13.1 Rank. All payments due under this Note shall rank pari passu with all Other Notes.

(e) Section 13.2 of the Convertible Note is hereby amended and restated to read in its entirety as follows:

(b) [Reserved]

(f) Clause (iii) of the definition of “Equity Conditions” set forth in Section 31.38 of the Convertible Note is hereby amended and restated to read in its entirety as follows:

(iii) subject to the provisions of Section 8.1(f), any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the Conversion Amount being redeemed in the event requiring this determination) may be issued in full without violating Section 3.4 hereof (provided, that, this clause (iii) shall not constitute an “Equity Condition” with respect to any Mandatory Conversion under Section 3.5);

(g) The definition of “Interest Rate” set forth in Section 31.63 of the Convertible Note is hereby amended and restated to read in its entirety as follows:

“Interest Rate” means, as of any date, an annual rate per annum equal to (A) with respect to any date during the period from the Issuance Date through June 30, 2019, the sum of (i) the greater of (x) the LIBOR Rate as of such date, and (y) 2.00%, plus (ii) 6.00%, and (B) with respect to any date from and after June 30, 2019, 6.00%.

SECTION 2. Acknowledgement. The parties hereto acknowledge that the parties entered into that certain Waiver, dated June 24, 2019 (the “Waiver”), pursuant to which the parties agreed that, in the event the Mandatory Conversion Date under Section 3.5 of the Convertible Note occurs prior to July 10, 2019 (the “Deferred Mandatory Conversion Date”), the Mandatory Conversion Date shall be deemed to occur on the Deferred Mandatory Conversion Date. The parties hereto acknowledge and agree that, effective as of the Amendment No. 1 Effective Date, notwithstanding anything to the contrary set forth in the Waiver, the Mandatory Conversion Date shall not be deemed to occur on the Deferred Mandatory Conversion Date and no Mandatory Conversion shall be deemed to occur unless the Mandatory Conversion Date shall occur under the terms of the Convertible Note as amended by this Amendment.

SECTION 3. Conditions Precedent. This Amendment shall only become effective upon the date (the “Amendment No. 1 Effective Date”) on which the Company and the Holder shall have received counterparts of this Amendment, duly executed and delivered by the Company and the Holder.

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SECTION 4. Effect of this Amendment; Ratification. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Convertible Note or the Securities Purchase Agreement are intended or implied, and in all other respects the Convertible Note and the Securities Purchase Agreement are hereby specifically ratified and confirmed by all parties hereto as of the Amendment No. 1 Effective Date. This Amendment shall not operate as a waiver of any obligation of the Company under the Convertible Note or the Securities Purchase Agreement. This Amendment is not a novation or discharge of any of the obligations of the Company under the Convertible Note or the Securities Purchase Agreement. The Convertible Note and this Amendment shall be read and construed as one agreement. For the benefit of the Holder, the Company hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Convertible Note and the Securities Purchase Agreement and agrees that the Convertible Note and the Securities Purchase Agreement shall continue to be in full force and effect.

SECTION 5. Governing Law. This Amendment shall be deemed to be a contract made under, governed by and interpreted pursuant to the internal laws (and not the law of conflicts) of the State of New York.

SECTION 6. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

SECTION 7. Captions. The captions in this Amendment are intended for convenience only and do not constitute and shall not be interpreted as part of this Amendment.

SECTION 8. No Course of Dealing. The Company and the Holder acknowledges that the execution and delivery of this Amendment has not established any course of dealing between the parties hereto or created any obligation or agreement with respect to any future restructuring, modification, amendment, extension, waiver, or forbearance with respect to the Convertible Note or the Securities Purchase Agreement or any of the terms thereof.

SECTION 9. Counterparts. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

COMPANY:

CRYOPORT, INC.

By:	/s/ Robert Stefanovich
Name:	Robert Stefanovich
Title:	Chief Financial Officer

HOLDER:

PETRICHOR OPPORTUNITIES FUND I LP

By: Petrichor Opportunities Fund I GP LLC

By:	/s/ Tadd Wessel
Name:	Tadd Wessel
Title:	Managing Partner

[Signature Page to Amendment No. 1 to Convertible Note]